Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of
Critical Homecare Solutions Holdings, Inc.
and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of Critical Homecare Solutions Holdings, Inc. and Subsidiaries (the “Company”) at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 10, 2010

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

December 31, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,103
Accounts receivable — net of allowance for doubtful accounts of $5,117 on December 31, 2009	42,146
Inventories	3,938
Deferred tax assets	2,140
Prepaids and other current assets	2,250

Total current assets	60,577
PROPERTY AND EQUIPMENT — Net	7,044
GOODWILL	220,371
INTANGIBLE ASSETS — Net	21,517
DEFERRED FINANCING FEES — Net	1,441
OTHER ASSETS	1,908

TOTAL ASSETS	$312,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,651
Accrued expenses	19,834
Current portion of long-term debt	10,917
Current portion of capital lease obligations	134

Total current liabilities	32,536
Long-term debt, net of current portion	129,540
Long-term capital lease obligations, net of current portion	220
Deferred tax liabilities	5,907

Total liabilities	168,203

COMMITMENTS AND CONTINGENCIES (Note 11)
Preferred stock, $0.001 par value — 5,000,000 shares authorized; 25,036 issued and outstanding as of December 31, 2009 (with a liquidation preference of $27,198 as of December 31, 2009)	25,036
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value — 125,000,000 shares authorized; 90,898,079 issued and outstanding as of December 31, 2009	91
Additional paid-in capital	96,934
Retained earnings	22,594

Total stockholders’ equity	119,619

TOTAL EQUITY	144,655

TOTAL LIABILITIES AND EQUITY	$312,858

See accompanying notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

Year Ended
December 31,
2009

NET REVENUE	$254,067
COSTS AND EXPENSES:
Cost of goods (excluding depreciation and amortization)	81,995
Cost of services provided	42,768
Selling, distribution and administrative expenses	88,392
Provision for doubtful accounts	5,790
Depreciation and amortization	3,904

Total costs and expenses	222,849

OPERATING INCOME	31,218
INTEREST AND OTHER FINANCING COSTS	(7,337)
OTHER INCOME (EXPENSE) — NET	57

INCOME BEFORE INCOME TAXES	23,938
PROVISION FOR INCOME TAXES	9,208

NET INCOME	14,730
CUMULATIVE PREFERRED STOCK DIVIDENDS	(1,918)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$12,812

BASIC EARNINGS PER COMMON SHARE	$0.14

DILUTED EARNINGS PER COMMON SHARE	$0.12

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	90,898

Diluted	105,132

See accompanying notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

BALANCE — December 31, 2008	90,898	$91	$95,474	$7,864	$103,429
Compensation expense related to issuance of stock options	—	—	1,460	—	1,460
Net income	—	—	—	14,730	14,730

BALANCE — December 31, 2009	90,898	$91	$96,934	$22,594	$119,619

See accompanying notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

Year Ended
December 31,
2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,730
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	5,790
Depreciation and amortization	3,904
Amortization of deferred financing fees	780
Provision for deferred taxes	956
Loss on fixed asset dispositions	359
Compensation expense related to issuance of stock options	1,460
Change in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	5,229
Inventories	866
Prepaids and other current assets	(680)
Other assets	(231)
Accounts payable and accrued expenses	(5,243)

Net cash provided by operating activities	27,920

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(6,233)
Repayment of amounts due to sellers	(177)
Cash paid for property and equipment	(3,175)
Proceeds from disposition of fixed assets	55

Net cash used in investing activities	(9,530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and capital lease obligations	(13,416)
Payment of deferred financing fees	(135)
Proceeds from issuance of preferred stock	5,000

Net cash used in financing activities	(8,551)

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,839
CASH AND CASH EQUIVALENTS — Beginning of period	264

CASH AND CASH EQUIVALENTS — End of period	$10,103

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$6,208
Income taxes	$7,372
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Note payable issued to acquire business	$2,250
Capital lease obligations incurred to acquire property and equipment	$156

See accompanying notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009

1.	OVERVIEW, BASIS OF PRESENTATION, AND SIGNIFICANT ACCOUNTING POLICIES

Critical Homecare Solutions Holdings, Inc. and subsidiaries (“CHS” or the “Company”) provides infusion therapy and home nursing services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information, and providing pharmacy consulting services. The Company also contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other healthcare services, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company commenced operations on September 1, 2006 and is primarily owned by certain investment funds managed by Kohlberg and Co, L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represents less than one percent of the total outstanding shares as of December 31, 2009. The Company did not declare any dividends during the year ended December 31, 2009.

In connection with its formation, on September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (“SPI”) and its wholly owned subsidiary, Professional Home Care Services, Inc. (“PHCS”), and all of the stock of New England Home Therapies, Inc. (“NEHT”). In 2007, the Company acquired the stock of Deaconess Enterprises, Inc. (“DEI”), Infusion Solutions, Inc. (“ISI”), Applied Health Care, Ltd. (“AHC”), Option Care of Brunswick, Inc. (“Infusion Partners of Brunswick” or “IPB”), Option Care of Melbourne, Inc. (“Infusion Partners of Melbourne” or “IPM”) and East Goshen Pharmacy, Inc. (“EGP”). In 2008, the Company acquired the stock of Wilcox Medical, Inc. (“WC”), Scott-Wilson, Inc. (“Infusion Partners of Lexington” or “IPL”) and National Health Infusion, Inc. (“NHI”). In 2009, the Company acquired the stock of Option Health, Ltd. (“OH”). See Note 2 for further discussion regarding the Company’s acquisitions. The financial position and operating results of the acquired operations are included in the accompanying consolidated financial statements of the Company since the respective dates of acquisition.

As of December 31, 2009, the Company operated 68 locations servicing 22 states.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Subsequent events have been evaluated through March 10, 2010, the date these financial statements were issued.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

Financial Instruments — The Company has cash and cash equivalents, short-term receivables and payables, and long-term debt obligations, including capital leases. The carrying value of cash and cash equivalents, accounts receivables, and accounts payables approximate their fair value. Borrowings under the Company’s secured credit facilities and other long-term debt obligations (see Note 6) include debt with variable interest rates totaling $138.2 million at December 31, 2009. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then adjusts the revenue down to the anticipated collectible amount. The adjustment is based on interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors and patients. Increases to this reserve are reflected as a provision for doubtful accounts in the accompanying consolidated statements of operations. The Company generates accounts receivable aging reports from its billing systems and utilizes these reports to monitor the condition of outstanding receivables and evaluate the performance of billing and reimbursement staff. The Company also utilizes these aging reports, combined with historic write-off statistics generated from the billing systems, to determine the allowance for doubtful accounts. The Company regularly performs an analysis of the collectability of accounts receivable and considers factors such as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed for services provided. Other than as discussed below, the Company’s concentration of credit risk relating to accounts receivable is limited due to the diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are returned to either the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

of turnover of the Company’s pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Prepaids and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Net — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of an asset, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the lesser of fair value or the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Medical equipment	13 months to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Equipment, vehicles, and other assets	3 to 5 years
Building	20 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses during the year ended December 31, 2009.

Goodwill and Intangible Assets — Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with the Intangibles — Goodwill and Other Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, goodwill is not amortized and is reviewed annually at a reporting unit level for impairment utilizing a two-step process. Generally accepted accounting principles require goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the year ended December 31, 2009.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. The Company records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned during the first year subsequent to an acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. Definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

Intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the year ended December 31, 2009.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The ISI trademark and certain of the trademarks associated with DEI have limited lives of two and five years, respectively. These trademarks are being amortized over the estimated useful lives. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Deferred Financing Fees — Net — Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the deferred financing fees is recorded as interest and other financing costs in the accompanying consolidated statements of operations. In the event of debt modification, the unamortized balance of deferred financing fees is tested for debt extinguishment treatment in accordance with GAAP.

Revenue Recognition — The Company generates almost all of its revenue from reimbursement by government and other third-party payors for services provided to patients. The Company receives payment for services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the year ended December 31, 2009, the Company had a payor mix of 52% from managed care organizations and other third party payors, 24% from Medicare and 24% from Medicaid. At December 31, 2009, Medicare and Medicaid represented 21% and 20% of accounts receivable, respectively.

Patient revenue is recorded in the period during which the services are provided and is directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates. Once known, any changes to these estimates are reflected in the results of operations.

In the Company’s home infusion segment, infusion therapy and related health care services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered. The Company’s agreements with payors occasionally specify receipt of a “per-diem” payment for infusion therapy services that are provided to patients. This “per-diem” payment includes multiple components of care provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per-diem” revenue is recognized over the course of the period the components of care are provided.

In certain situations, revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per-diem or contract basis whereby the insurance carrier pays the Company a combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per-diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

In the Company’s home nursing segment, revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of $3.2 million relating to the home nursing Medicare Prospective Payment System (PPS) program and to certain infusion monthly equipment rentals was recorded in accrued expenses in the consolidated balance sheet as of December 31, 2009.

Multiple Deliverables  — The Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be viewed as separate units of accounting. The Company provides a variety of therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in the Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification, the Company concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

The Company’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, the Company recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per-diem is provided for daily usage of supplies and equipment, revenue is recognized on a pro rata basis.

Cost of Goods and Cost of Services Provided — Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefits and contract labor directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying consolidated statements of operations and totaled $7.0 million for the year ended December 31, 2009. Such expense represents the delivery costs related to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Income Taxes — The Company uses the liability method of accounting for income taxes in accordance with the Income Taxes Topic of the FASB Accounting Standards Codification. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. Current income taxes are based on the year’s taxable income for federal and state income tax reporting purposes.

As required by the Income Taxes Topic of the FASB Accounting Standards Codification, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Self Insurance — The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the accompanying consolidated financial statements.

Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, goodwill and intangibles, the allowance for doubtful accounts, the valuation of stock option

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

grants, and self-insurance reserves for workers’ compensation costs and employee medical benefits. Actual results could differ from those estimates.

New Accounting Pronouncements — In October 2009, the FASB issued guidance under Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”), which updates ASC 605-25, Multiple Elements Arrangements (“ASC 605-25”). ASU 2009-13 provides new guidance on how to determine if an arrangement involving multiple deliverables contains more than one unit of accounting, and if so allows companies to allocate arrangement considerations in a manner more consistent with the economics of the transaction. ASU 2009-13 is effective for the Company, prospectively, for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010; early application is permitted. The Company is currently evaluating the impact of adopting ASU 2009-13 on its financial position, results of operations or cash flows.

In June 2009, the FASB issued guidance under ASC 105, Generally Accepted Accounting Principles (“ASC 105”), which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of ASC 105, the Company has updated references to GAAP in its financial statements issued for the years ended December 31, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued guidance under ASC 855, Subsequent Events (“ASC 855”). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance is effective for interim and annual fiscal periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 effective June 30, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued guidance under ASC 825-10, Financial Instruments (“ASC 825-10”). This guidance requires disclosures about fair value of financial instruments for interim reporting periods that were previously only required in annual financial statements. This guidance is effective for interim periods ending after June 15, 2009. The Company adopted the provisions of ASC 825-10 effective June 30, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operation or cash flows.

In April 2008, the FASB issued guidance under ASC 350-30, Intangible Goodwill and Other (“ASC 350-30”). ASC 350-30 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the Intangibles — Goodwill and Other Topic of the FASB Accounting Standards Codification. The intent of ASC 350-30 is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805, Business Combinations (“ASC 805”) and other applicable accounting literature. The Company adopted the provisions of ASC 350-30 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

In March 2008, the FASB issued guidance under ASC 815-10, Disclosures about Derivative Instruments and Hedging Activities (“ASC 815-10”). ASC 815-10 amends and expands derivatives and hedging disclosure requirements, including, reasons for the use of derivative instruments, related accounting, and affect on the consolidated financial statements. The Company adopted the provisions of ASC 815-10 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued guidance under ASC 805, Business Combinations. ASC 805 changes the accounting for business combinations by requiring an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, ASC 805 requires acquisition costs to be expensed as incurred, in-process research and development to be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination to be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally to affect income tax expense. ASC 805 also includes a substantial number of new disclosure requirements. The Company adopted the provisions of ASC 805 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

2.	ACQUISITIONS

On June 10, 2009, the Company acquired all of the outstanding stock of OH, a provider of home infusion and nursing services with one location in the state of Illinois. The total consideration to complete the acquisition was $9.5 million, financed with cash of $6.3 million, a note payable of $2.3 million and the assumption of $892,000 of liabilities. The effective date of the OH acquisition was June 1, 2009. The purchase agreement allows for an additional earnout payment to the former owner that may range between $0 and $1 million based on the operating results of the acquired business during the one-year period beginning 60 days following the acquisition. The transition consulting agreement allows for additional bonus payments to the former owner that may range between $0 and $85,000 based on the operating results of the acquired business during the one-year period following the acquisition. On June 1, 2009, the Company recorded a payable to the former owner of OH and increased goodwill by $900,000 and $75,000 to account for the fair market value of the earnout payment liability and the bonus payment liability, respectively.

The OH acquisition was performed to expand the Company’s geographic footprint and increase the Company’s offerings of services. The acquisition was recorded under the purchase method of accounting, and accordingly, the financial position and operating results of the acquired operations are included in the consolidated financial statements of the Company subsequent to the date of the acquisition.

The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocations for OH are preliminary and are subject to adjustment, which may be material, pending a final determination of working capital and income tax allocations. In accordance with business combinations accounting, measurement period adjustments

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

related to OH will be retrospective in nature. The allocated fair value of assets acquired and liabilities assumed as of December 31, 2009 is summarized in the table below (in thousands).

Amounts due to sellers for cash represents the Company’s liability for the seller’s cash, which is due to the sellers as of the effective date of the transaction, per the terms of the purchase agreement.

Cash	$78
Accounts receivable	1,262
Inventories	224
Other assets	66
Property and equipment	353
Intangible assets	51
Goodwill	8,737

Total identifiable assets	10,771
Accounts payable and accrued expenses	892
Contingent purchase price obligations	975
Note payable	2,250
Deferred income taxes	256

Total identifiable net assets	6,398
Amounts due to sellers for cash	78

Cash purchase price	$6,320

Changes in the allocated fair market value from the initial allocation to the current allocation as of December 31, 2009 relate primarily to adjustments to certain liabilities and adjustments to deferred taxes.

Interest expense, net of taxes, of $10,000 has been recognized in the consolidated financial statements of the Company for the year ended December 31, 2009, relative to the imputed interest on the purchase price from the effective date to the closing date.

The above acquisition is included in the Company’s Home Infusion segment; therefore, all of the goodwill recorded in the acquisition has been allocated to that segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce. As the above acquisition was for stock, the goodwill arising from the transaction is generally not deductible for tax purposes.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

3.	PROPERTY AND EQUIPMENT — NET

As of December 31, 2009, property and equipment consisted of the following (in thousands):

Medical equipment	$9,557
Leasehold improvements	1,362
Equipment, vehicles, and other assets	5,573

Total property and equipment — gross	16,492
Less accumulated depreciation and amortization	(9,448)

Property and equipment — net	$7,044

Included in property and equipment are equipment and vehicles that are held under capital lease arrangements as of December 31, 2009, as follows (in thousands):

Medical equipment	$104
Equipment, vehicles, and other assets	675

Total property and equipment — gross	779
Less accumulated depreciation and amortization	(410)

Property and equipment — net	$369

Depreciation expense was $3.5 million for the year ended December 31, 2009.

4.	GOODWILL AND INTANGIBLE ASSETS

As of December 31, 2009, goodwill consists of the following (in thousands):

Balance — December 31, 2008	$210,737
Goodwill acquired	8,737
Measurement period adjustments relating to 2008 acquisitions	897

Balance — December 31, 2009	$220,371

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

As of December 31, 2009, intangible assets consist of the following (in thousands):

Trademarks — nonamortizable	$15,329
Certificates of need — nonamortizable	5,486
Non-compete agreements — amortizable	690
Trademarks — amortizable	1,220
Other intangibles — amortizable	65
Accumulated amortization:
Noncompete agreements	(446)
Trademarks	(780)
Other intangibles	(47)

Intangible assets-net	$21,517

The weighted average remaining life as of December 31, 2009 of non-compete agreements is 1.7 years, trademarks is 1.8 years and other intangibles is less than 1.0 year, with the total weighted average remaining life of all intangible assets of 1.7 years.

Amortization expense on intangible assets was $397,000 for the year ended December 31, 2009. Amortization expense on intangible assets in each of the next five years is expected to be the following (in thousands):

2010	$339
2011	304
2012	39
2013	17
2014	3
2015 and thereafter	—

$702

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

5.	ACCRUED EXPENSES

As of December 31, 2009, accrued expenses consisted of the following (in thousands):

Accrued accounting and legal fees	$635
Accrued payroll expenses	5,185
Deferred revenue	3,186
Accrued refunds payable	3,760
Accrued seller earnout	940
Other accrued expenses	3,669
Accrued workers’ compensation	1,129
Accrued benefits	734
Accrued interest	596

Accrued expenses	$19,834

6.	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consist of the following (in thousands):

December 31,
2009
First Lien Facilities and Second Lien Facility	$138,207
Note payable	2,250
Capital lease obligations	354

140,811
Less — obligations maturing within one year	11,051

Long-term debt — net of current portion	$129,760

The weighted-average interest rate for the year ended December 31, 2009 was 4.35%. The effective interest rate, after considering amortization of deferred financing fees, approximated 4.88% for the year ended December 31, 2009.

First Lien Facilities and Second Lien Facility

Components of the facility include a first-priority senior secured $116.0 million Term Loan A facility (“Term Loan A”), a first-priority senior secured $20.0 million revolving credit facility (the “Revolver” and, collectively with Term Loan A, the “First Lien Facilities”), and a second-priority senior secured $34.0 million Term Loan B facility (“Term Loan B” or “Second Lien Facility”).

Term Loan A matures in January 2012 and principal is repayable in quarterly installments of $2.2 million each in 2010 that escalate to $2.9 million in 2011, with the balance due at maturity. Interest on Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 1.5% to 2.5%, or the LIBOR rate plus the applicable margin

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

of 2.75% to 3.75%. The applicable margin is subject to varying increments based on changes in leverage.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR rate plus the applicable margin of 6.50%.

The Revolver includes a facility for up to $4.0 million of standby letters of credit. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver. The Revolver is a component of the First Lien Facilities and bears interest at the rates established in the related first lien agreements.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

Borrowings under the First Lien Facilities are secured by substantially all of the Company’s assets. Second Lien Facility borrowings are secured on a second-priority basis, subordinate only to the First Lien Facilities, by substantially all the assets of the Company.

The Company is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including minimum adjusted EBITDA, maximum total leverage and fixed charge coverage. The Company was in compliance with these covenants as of December 31, 2009.

In April 2007, the Company entered into a $67.0 million notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8.0 million of additional principal for an additional cost of $8,000. The agreement effectively placed a ceiling on interest relating to $75.0 million of debt at a rate of 6% for a period of two years. The Company did not designate this cap as a hedging instrument, and accordingly, any unrealized gain or loss on the interest rate cap has been recorded as a component of earnings. The impact of the interest rate cap on the consolidated statement of operations for the year ended December 31, 2009 was insignificant. The notional interest rate cap terminated in April 2009.

Note Payable

In June 2009, the Company issued a $2.25 million 8% note due on December 31, 2010. Interest is payable quarterly in arrears. The note is subordinated in right of payment to all existing senior indebtedness. The note was used as partial consideration for the purchase of Option Health, Ltd.

Letters of Credit

As of December 31, 2009, the Company has letters of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policies which total $2.3 million. The letters of credit expire on January 8, 2010, and have an automatic extension of one year.

As of December 31, 2009, the Company has a letter of credit against the First Lien Facilities of $75,000 securing its performance under a vehicle lease agreement. The letter of credit expires on August 7, 2010.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

Future Maturities of Debt Outstanding

Maturities of debt outstanding, including capital lease obligations, in each of the next five years is as follows (in thousands):

2010	$11,051
2011	11,673
2012	84,062
2013	34,025
2014	—
2015 and thereafter	—

$140,811

7.	EARNINGS PER COMMON SHARE

Basic earnings per common share is calculated based on income or loss available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. There were no antidilutive shares excluded from earnings per share during the year ended December 31, 2009.

There were no common shares issued upon the exercise of options during the year ended December 31, 2009.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

The calculation of basic and diluted earnings per common share is presented below (in thousands, except per share amounts):

Basic earnings per share computation:
Numerator — net income	$14,730
Cumulative preferred stock dividends	(1,918)

Income available to common shareholders	$12,812

Denominator — weighted-average number of common shares outstanding	90,898

Basic earnings per common share	$0.14

Diluted earnings per share computation:
Numerator — net income	$14,730
Cumulative preferred stock dividends	(1,918)

Income available to common shareholders	$12,812

Denominator:
Weighted-average number of common shares outstanding	90,898
Weighted-average additional shares assuming exercise of stock options and conversion of preferred stock	14,234

Total weighted average common shares outstanding-diluted basis	105,132

Diluted earnings per common share	$0.12

8.	EQUITY

Common Stock — The Company has 125,000,000 shares of common stock authorized for issuance subject to limitations described by Delaware law and the Company’s certificate of incorporation. During 2009, the Company increased the number of shares of common stock authorized for issuance by 25,000,000.

Preferred Stock — The Company has 5,000,000 shares of preferred stock authorized for issuance at the discretion of the Board of Directors, subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation. The Board of Directors is expressly authorized to set the terms for the establishment or issuance of any series of preferred stock, the designation of such series, and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof.

During the year ended December 31, 2009, the Company raised $5.0 million through the placement of Series A Convertible Preferred Stock.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

As of December 31, 2009, the Company had outstanding the following convertible preferred stock:

Date of				Liquidation	Dividend
Issue	Issue	Amount	Shares	Preference	Rate		Redeemable	Exchangeable

4/22/08	Series A	$4,000,000	4,000	$1,000	11	%*	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
9/22/08	Series A	$6,000,000	6,000	$1,000	11	%*	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
9/23/08	Series A	$36,500	36	$1,000	11	%*	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
12/19/08	Series A	$10,000,000	10,000	$1,000	11	%*	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
6/9/09	Series A	$5,000,000	5,000	$1,000	11	%*	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock

*	The dividend rate is 4% per year during the six-month period following the issuance date and eleven percent per year thereafter. The dividends, which accrue on the liquidation preference, are payable when, as and if declared by the Company’s board of directors.

The Series A Convertible Preferred Stock has preferential rights over the Common Stock with respects to rights to receive dividends and rights on liquidation, dissolution, or winding up.

According to the preferred stock agreement, the rate at which the preferred stock is convertible into common stock is the quotient of (A) the sum of the Series A Liquidation Preference (the original purchase price) plus all accrued and unpaid dividends as of the date of conversion to the extent not included in the Series A Liquidation Preference as of such date divided by (B) the Fair Market Value of the Common Stock as of the business day immediately preceding the date of conversion. Fair Market Value is defined as the amount that a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s length transaction (assuming no consideration is given for minority investment discounts or discounts related to illiquidity or restrictions in transferability).

Stock Based Compensation — The Company’s 2006 Equity Incentive Plan (the “Plan”), which is shareholder approved, authorizes the grant of share options of up to 13 million common shares to executives and key employees. Option awards are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. The Plan allows for the settlement of the options through the issuance of common shares.

The fair values of the stock options granted by the Company under the Plan were determined using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to the selected model inputs. Because the Company’s stock was not publicly traded during the period, the historical weighted average volatility of the Company’s peer group within the healthcare sector was used. The peer group included two public companies that provide home infusion services and two public companies that provide home nursing services. The calculation of

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

volatility was based on 6.25 years, which is consistent with the expected term of the awards. The grant life was based on the “simplified method” for “plain vanilla” option permitted by the Compensation — Stock Compensation Topic of the FASB Accounting Standards Codification. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

The following assumptions have been used in the determination of the fair value for options granted during the year ended December 31, 2009.

Risk-free interest rate	1.99%
Expected term	6.25
Expected volatility	44.65%
Dividend yield	—

A summary of stock option activity under the Plan as of and during the year ended December 31, 2009 is presented below:

		Average	Grant
		Exercise	Date Fair
	Options	Price	Value

Outstanding — December 31, 2008	8,780,000	$1.05	$0.55
Grants	2,653,750	1.95	0.90
Forfeitures	(686,500)	1.43	0.49

Outstanding — December 31, 2009	10,747,250	$1.25	$0.63

Vested and exercisable — December 31, 2009	4,855,625	$1.04	$0.55

Exercise prices for options outstanding as of December 31, 2009 range from $1.00 to $1.95. The weighted average remaining contractual life of the options outstanding and exercisable at December 31, 2009 was 7.6 and 7.1 years, respectively.

As of December 31, 2009, there was approximately $2.8 million of total unrecognized compensation cost related to unvested stock options granted under the Plan that the Company had not recorded. That cost is expected to be recognized over a weighted average period of 2.0 years. Compensation expense of $1.5 million was recognized during the year ended December 31, 2009, and is included in selling, distribution and administrative expenses in the accompanying consolidated statements of operations. There have been no exercises of stock option awards since inception of the Plan. As of December 31, 2009, the aggregate intrinsic value of the options outstanding was $7.5 million and the aggregate intrinsic value of the options exercisable was $4.4 million.

During June 2007, the Company amended the Plan to allow for immediate vesting of unvested awards upon filing of an initial public offering or upon a change in control, as defined. There has been no accounting recognition for this modification in the accompanying consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

9.	INCOME TAXES

For the year ended December 31, 2009, the income tax provision consisted of the following (in thousands):

Current:
Federal	$5,583
State and local	1,228

6,811

Deferred:
Federal	2,116
State and local	281

2,397

Income tax provision	$9,208

As of December 31, 2009, deferred tax assets and liabilities consist of the following (in thousands):

Deferred tax assets:
Inventory	$33
Loss carryforward	2,396
Accrued liabilities	1,780
Stock options	1,528
Transaction costs	585
Accounts receivable	2,077

Deferred tax assets before valuation allowance	8,399
Valuation allowance	(2,256)

Net deferred tax assets	6,143

Deferred tax liabilities:
Prepaid expense	49
Deferred revenue	656
Property, plant and equipment	635
Intangibles	8,570

Deferred tax liabilities	9,910

Net deferred tax liabilities	$3,767

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

For the year ended December 31, 2009, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following (in thousands):

Federal tax at statutory rate	$8,378
Nondeductible meals and entertainment	87
Other Adjustments	(336)
State tax provision — net of federal benefit	1,079

Income tax provision	$9,208

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. With the exception of certain state net operating losses, management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. As of December 31, 2009, the Company had state net operating loss carryforwards for tax purposes of approximately $39.4 million that expire from 2014 through 2028. At December 31, 2009, the Company had a valuation allowance for certain state net operating loss carryforwards where it was uncertain whether the carryforward would be utilized. The valuation allowance did not materially change from the amount recorded at December 31, 2008.

Uncertain Tax Positions — The total amount of unrecognized tax benefits as of December 31, 2009, was $474,000, none of which would impact the effective rate if recognized. During the year ended December 31, 2009, no accrued interest and penalties were reported in the consolidated statements of operations. There was no accrued interest and penalties at December 31, 2009.

The following table summarizes the activity related to the Company’s unrecognized tax benefits, excluding interest and penalties, for the year ended December 31, 2009 (in thousands):

Balance — December 31, 2008	$474
Additions and reductions based on tax positions related to the current year	—
Additions and reductions for tax positions of prior years	—
Settlements with taxing authorities	—
Expiration of the statute of limitations for the assessment of taxes	—

Balance — December 31, 2009	$474

The Company does not anticipate the balance of gross unrecognized tax benefits at December 31, 2009, to significantly change during the next twelve months.

As of December 31, 2009, the Company’s 2007 consolidated federal tax return is under examination. The Company is not aware of any significant proposed audit adjustments. The Company is also subject to U.S. federal income tax examinations for the consolidated tax years 2006 and 2008, and state income tax examinations for the consolidated tax years 2006 through 2008. In addition, many of the Company’s subsidiaries have filed separate state tax returns that are still subject to examination.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

10.	LEASE COMMITMENTS

The Company leases their administrative and operating facilities, certain vehicles, medical equipment, and office equipment under various operating and capital leases. Lease terms range from one to ten years with renewal options on certain leases for additional periods. At December 31, 2009, future minimum annual payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term capital leases and non-cancelable operating leases were as follows (in thousands):

	Capital	Operating
	Leases	Leases

2010	$148	$3,188
2011	125	2,189
2012	84	1,513
2013	21	721
2014	—	18
2015 and thereafter	—	—

Total minimum lease payments	378	$7,629

Less amounts representing interest	24

Present value of net minimum payments under capital leases	354
Less current portion	134

	$220

For the year ended December 31, 2009, the Company recognized rent expense and executory costs under operating leases of $4.0 million, which is included in selling, distribution, and administration expenses in the consolidated statements of operations.

11.	COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes is likely to have a material adverse effect on the results of operations, cash flows or financial condition.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

12.	SEGMENT INFORMATION

Based on types of services performed and consistent with the Company’s internal financial reporting structure and performance assessment, the Company has identified two reportable segments: Home Infusion and Home Nursing. The Home Infusion segment delivers complex intravenous pharmaceutical products and corresponding clinical support services. The Home Nursing segment provides skilled nursing and other therapy services, including occupational therapy, medical social work and home health aide services. Financial information by segment as of and for the year ended December 31, 2009 is as follows (in thousands):

	Home Infusion	Nursing	Corporate	Consolidated

Net Revenue	$187,894	$66,173	$—	$254,067

Operating Income	$30,851	$10,119	$(9,752)	$31,218
Reconciliation to Net Income:
Interest and other financing costs				(7,337)
Other income (expense) — net				57
Provision for income taxes				(9,208)
Net Income	$30,851	$10,119	$(9,752)	$14,730

Total Assets	$223,590	$72,434	$16,834	$312,858

Goodwill	$167,102	$53,269	$—	$220,371

Purchases of Property and Equipment	$3,214	$79	$38	$3,331

13.	RELATED PARTY TRANSACTIONS

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one-year automatic renewals thereafter, unless either party provides 30-day advance notice of its intent not to renew the agreement. The annual base management fee increased from $250,000 in 2006 to $500,000 on January 8, 2007, and is payable in arrears in quarterly installments, plus reimbursement of certain expenses, including travel and legal fees pertaining to the Company. The Company incurred base management fees of $500,000 and reimbursed Kohlberg for certain expenses totaling $9,000 during the year ended December 31, 2009.

Accounts payable to Kohlberg at December 31, 2009 were $125,000.

14.	SUBSEQUENT EVENTS

On January 24, 2010, the Company entered into an agreement and plan of merger with BioScrip, Inc. (“BioScrip”), a publicly traded company. Pursuant to the terms of the transaction, BioScrip will acquire all of the outstanding common stock of the Company for approximately $343 million, subject to certain adjustments as set forth in the stock purchase agreement. The closing of the transaction is subject to certain conditions including BioScrip shareholder approval. Assuming requisite shareholder approval and all other conditions are met, the Company anticipates the transaction will be consummated in the first half of 2010. In connection with the proposed transaction, the Company’s management agreement with

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009 — (Continued)

Kohlberg will terminate, and all outstanding borrowings under the Company’s bank credit facilities will be satisfied at closing.

In March 2010, the Company amended its First Lien Facilities and Second Lien Facility to modify certain debt covenants and the applicable margin on the interest rate. The First Lien Facilities and Second Lien Facility are discussed in more detail in Note 6 to the consolidated financial statements.

In February 2010, the Company decreased its total letters of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policy by $0.8 million.